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Exhibit 99.1

Symmetry Medical Inc. 2004 Employee Stock

Purchase Plan

Report of Independent Registered Public Accounting Firm
and Financial Statements
December 31, 2007 and 2006

Report of Independent Registered Public Accounting Firm

Audit and Compensation Committees
Symmetry Medical Inc.
Warsaw, Indiana

We have audited the accompanying statements of financial condition of Symmetry Medical Inc. 2004 Employee Stock Purchase Plan as of December 31, 2007 and 2006, and the related statements of income and changes in plan equity for each of the three years in the period ending December 31, 2007. The Plan's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of Symmetry Medical Inc. 2004 Employee Stock Purchase Plan as of December 31, 2007 and 2006, and the results of its operations for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP
BKD, LLP
Fort Wayne, Indiana March 10, 2008
Federal Employer Identification Number: 44-0160260

Symmetry Medical Inc. 2004 Employee Stock Purchase Plan
Statements of Financial Condition
December 31, 2007 and 2006

	2007	2006
Assets
Cash	$1,587	$2,040

Plan Equity	$1,587	$2,040

See Notes to Financial Statements

Symmetry Medical Inc. 2004 Employee Stock Purchase Plan
Statements of Income and Changes in Plan Equity
Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Additions
Participant contributions	$188,776	$246,112	$847,498

Reductions
Withdrawals and terminations paid-in cash	(1,002)	(550)	(8,680)
Purchase and distribution of stock (11,859, 17,823 and 60,793 shares)	(188,227)	(248,699)	(833,641)

	(189,229)	(249,249)	(842,321)

Income (Loss) and Changes in Plan Equity for the Year	(453)	(3,137)	5,177
Plan Equity, Beginning of Year	2,040	5,177	0

Plan Equity, End of Year	$1,587	$2,040	$5,177

See Notes to Financial Statements

Symmetry Medical Inc. 2004 Employee Stock Purchase Plan

Notes to Financial Statements

December 31, 2007, 2006 and 2005

Note 1: Summary of Significant Accounting Policies

  Plan Administration

        The Compensation Committee (Committee) of the Board of Directors of Symmetry Medical Inc. (Company) administers the Symmetry Medical Inc. 2004 Employee Stock Purchase Plan (Plan). The Committee has the authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The administration, interpretation or application of the Plan by the Committee will be final, conclusive and binding upon all persons. The Company will bear the expenses of administering the Plan, except that any stamp duties or transfer taxes applicable to participation in the Plan may be charged to the accounts of the participants.

        The purpose of the Plan is to provide eligible employees of the Company the opportunity to purchase the Company's common stock through semiannual offerings financed by payroll deductions. Participants may elect to have up to 10% of compensation deducted from their pay annually to purchase shares. Participant contributions for any Plan year may not, in the aggregate, exceed an amount that allows the participant to purchase Company stock with a collective fair market value of more than $25,000 on the date of the grant to purchase Company stock.

  Organization

        The Plan was originally adopted by the Board of Directors on December 2, 2004. A total of 600,000 shares of common stock have been reserved for issuance under the Plan. The number of shares reserved for issuance will be increased each year until 2014 by the lowest of 100,000 shares, 1% of all shares outstanding at the end of the previous year or a lower amount determined by the Board of Directors. The shares of common stock issued under the Plan may be newly issued shares or shares reacquired in private transactions or open market purchases. In 2005, all shares issued under the Plan were newly issued. Shares are issued to participants in their name, and the shares are not included in Plan assets.

        The Plan began enrolling participants on March 28, 2005, in an initial enrollment period that ended April 8, 2005. During the initial enrollment period, participants were permitted to purchase shares with a lump sum contribution not to exceed 10% of eligible compensation participants have received or expected to receive during the six-month period ended June 30, 2005. Participants enrolled prior to June 30, 2005, were able to purchase stock at 85% of the lower of the Company's initial public offering price of $15 per share or the closing price at June 30, 2005, as quoted on the New York Stock Exchange. Subsequent to June 30, 2005, participants can purchase shares at 95% of the closing on the last day of each exercise period.

        In 2005, the Company issued 50,468 shares at $12.75 per share and 10,325 shares at $18.42 per share in June and December, respectively, to participants in the Plan. As of December 31, 2005, the Plan had 249 participants.

        In 2006, the Company issued 9,740 shares at $14.63 per share and 8,083 shares at $13.14 per share in June and December, respectively, to participants in the Plan. As of December 31, 2006, the total number of participants with balances was 423 of which 165 participants were actively contributing to the Plan.

        In 2007, the Company issued 6,038 shares at $15.21 per share and 5,821 shares at $16.56 per share in June and December, respectively, to participants in the Plan. As of December 31, 2007, the total number of participants with balances was 167 of which 159 participants were actively contributing to the Plan.

Symmetry Medical Inc. 2004 Employee Stock Purchase Plan

Notes to Financial Statements

December 31, 2007, 2006 and 2005

Note 2: Income Tax Status

        The Plan is not and will not be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (Code). The Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Code. Consequently, the difference between the purchase price and the fair market value of the stock purchase under the Plan is not includable in the participant's gross income for federal income tax purposes, unless a disqualifying distribution occurs.

QuickLinks

  Exhibit 99.1
Symmetry Medical Inc. 2004 Employee Stock Purchase Plan
Report of Independent Registered Public Accounting Firm and Financial Statements December 31, 2007 and 2006
Report of Independent Registered Public Accounting Firm
Symmetry Medical Inc. 2004 Employee Stock Purchase Plan Statements of Financial Condition December 31, 2007 and 2006
Symmetry Medical Inc. 2004 Employee Stock Purchase Plan Statements of Income and Changes in Plan Equity Years Ended December 31, 2007, 2006 and 2005
Symmetry Medical Inc. 2004 Employee Stock Purchase Plan Notes to Financial Statements December 31, 2007, 2006 and 2005